                                                                     EXHIBIT 4.1

                           DESCRIPTION OF COMMON UNITS
                                       OF
                         SUBURBAN PROPANE PARTNERS, L.P.

GENERAL

     The common units represent 100% of the limited partner interests of
Suburban Propane Partners, L.P. ("Suburban"), which entitle the holders to participate in distributions and exercise the rights and privileges available to limited partners under Suburban's Third Amended and Restated Agreement of
Limited Partnership, dated as of October 19, 2006 (the "Restated Suburban
Partnership Agreement").

NUMBER OF UNITS

     As of October 19, 2006, there were 32,614,262 common units outstanding.
Suburban's general partner owns 784 common units and has no other economic rights in either Suburban or in Suburban Propane, L.P., Suburban's operating partnership (the "Operating Partnership").

     Under the Restated Suburban Partnership Agreement, Suburban may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as shall be established by Suburban's Board of Supervisors in its sole discretion, including securities that may have special voting rights to which holders of common units are not entitled.

LISTING

     The common units are listed on the New York Stock Exchange under the symbol
"SPH."

VOTING

     Each outstanding common unit is entitled to one vote. Suburban holds a meeting of the unitholders every three years to elect the Board of Supervisors and to vote on any other matters that are properly brought before the meeting.

CASH DISTRIBUTIONS

     The Restated Suburban Partnership Agreement requires Suburban to distribute all of its "available cash", pro rata to the unitholders within 45 days following the end of each fiscal quarter. "Available cash" generally means, with respect to any fiscal quarter, all of Suburban's cash on hand at the end of that quarter plus borrowings for working capital purposes, less reserves necessary or appropriate, in the reasonable discretion of the Board of Supervisors, to provide for the proper conduct of Suburban's business, to comply with applicable law or agreements, or to provide funds for future distributions to partners.

RESTRICTIONS ON BUSINESS COMBINATIONS WITH CERTAIN INTERESTED UNITHOLDERS

          The Restated Suburban Partnership Agreement includes a provision based on Section 203 of the Delaware General Corporation Law. This provision generally prohibits Suburban from engaging in a business combination with an interested unitholder for a period of three years following the date the person became an interested unitholder, unless: (i) prior to the date of the transaction pursuant to which a person becomes an interested unitholder, the Board of Supervisors approved such transaction; (ii) the unitholder owned at least 85% of the common units outstanding at the time such transaction commenced, excluding for purposes of determining the number of common units outstanding, common units owned by persons who are Supervisors or officers; or (iii) on or subsequent to the date of the transaction, the business combination is approved by the Board of
Supervisors and authorized at an annual or special meeting of unitholders by the affirmative vote of holders of at least 66 2/3% of the outstanding common units that are not owned by the interested unitholder. A "business combination" is defined generally as a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested unitholder. An "interested unitholder" is defined generally as a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested unitholder status, owned 15% or more of the common

units. Amendments to the provisions of the Restated Suburban Partnership
Agreement relating to business combinations with interested unitholders and any definitions used in such provisions, would require the approval of the holders of at least 66 2/3% of the outstanding common units. These provisions may have an anti-takeover effect with respect to transactions the Board of Supervisors does not approve in advance.

TRANSFER RESTRICTIONS

     Common units are securities and are transferable according to the laws governing transfer of securities. Until a common unit has been transferred on
Suburban's books, Suburban will treat the record holder as the absolute owner for all purposes. Transfers of common units will not be recorded by the transfer agent or recognized by Suburban until the transferee executes and delivers a transfer application. A purchaser or transferee of common units who does not execute and deliver a transfer application will not receive cash distributions, unless the common units are held in nominee or "street" name and the nominee or broker has executed and delivered a transfer application with respect to the common units, and may not receive federal income tax information and reports furnished to record holders of common units. The Board of Supervisors has the discretion to withhold its consent to accepting any such purchaser or transferee of common units as a substitute limited partner. If the consent is withheld, the purchaser or transferee of the common units will be an assignee and will have an interest equivalent to that of a limited partner with respect to allocations and distributions, including liquidation distributions. In addition, the general partner will vote such common units at the direction of the assignee who is the record holder of the common units.

TRANSFER AGENT AND REGISTRAR

     Suburban's transfer agent and registrar for the common units is
Computershare Trust Company, N.A. Its address is P.O. Box 43069, Providence,
Rhode Island 02940-3069 and its telephone number is 781-575-2724. The hearing impaired may contact Computershare at TDD 800-952-9245.

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